Exhibit 3

Execution Version

SHARE PURCHASE AGREEMENT

by and between

XING WEI INSTITUTE INC.

as Purchaser

and

NEW BEAUTY HOLDINGS LIMITED

as Seller

Dated as of September 26, 2013

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT is entered into and effective as of September 26, 2013 (this “Agreement”), by and between Xing Wei Institute Inc., a company incorporated in the Cayman Islands (“Purchaser”), and New Beauty Holdings Limited, a trust duly organized in the Cayman Islands (“Seller”) (each of Purchaser and Seller, a “Party” and collectively, the “Parties”).

RECITALS

WHEREAS, Purchaser desires to purchase, and Seller wishes to sell, 1,400,000 common shares (the “Acquired Shares”), par value $0.01 per share of ATA Inc., a company duly organized and validly existing in the Cayman Islands (“ATA”), upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. The following terms, when used in this Agreement, shall have the meanings assigned to them in this Section 1.1.

“Acquired Shares” has the meaning set forth in the Recitals.

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Recitals.

“ATA” has the meaning set forth in the Recitals.

“Business Day” means a day other than a Saturday, Sunday or any other day on which commercial banks are not open for business in either PRC or Hong Kong.

“Closing” shall have the meaning set forth in Section 2.3.

“Closing Date” shall have the meaning set forth in Section 2.3.

“Consent” means any consent, approval, authorization, order, filing, registration or qualification of, by or with any Person, other than any of the foregoing that are solely informational in nature.

“Encumbrances” means any kind of encumbrance or restriction, including, without limitation, any mortgage, judgment lien, materialmen’s lien, mechanic’s lien, other lien, charge, security interest, pledge, encroachment, easement, claim, option, limitation, forfeiture, penalty, equity or other right of another Person of any nature and description whatsoever.

“Governmental Entity” means any governmental or quasi-governmental, national, federal, state, local or multinational, judicial, court, legislative, regulatory or administrative authority, agency, bureau, department, tribunal, or commission or similar body or instrumentality thereof.

“Governmental Filings” shall have the meaning set forth in Section 3.5.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation or determination entered by or with any Governmental Entity.

“Indemnified Party” shall have the meaning set forth in Section 8.1(b).

“Indemnifying Party” shall have the meaning set forth in Section 8.1(b).

“Indemnitee” shall have the meaning set forth in Section 8.1(a).

“Knowledge” when used with respect to a Person, means the actual, constructive and imputed knowledge as of the date hereof of any fact, circumstance or condition by such Person.

“Law” means any statute, law, code, judicial decision, judgment, rule, regulation, ordinance or other pronouncement of any Governmental Entity having the effect of law.

“Long Stop Date” means December 31, 2013.

“Losses” means liabilities and damages, loss, deficiency, claims, payments, fines and related reasonable and necessary costs and expenses (including, without limitation, interests, Taxes, penalties and reasonable attorneys’ fees).

“Material Adverse Effect” means any (i) event, occurrence, fact, condition, change or development that has had, has, or could reasonably be expected to have, individually or together with other events, occurrences, facts, conditions, changes or developments, a material adverse effect on the business, operations, results of operations, condition (financial or otherwise), prospects, assets or liabilities of a Party taken as a whole, (ii) material impairment of the ability of any Party to perform the material obligations of such party under this Agreement, or (iii) material impairment of the validity or enforceability of this Agreement against any Party.

“Organizational Documents” means, with respect to any corporation, its articles or certificate of incorporation, memorandum or articles of association and by-laws or documents of similar substance; with respect to any limited liability company, its articles or certificate of organization, formation or association and its operating agreement or limited liability company agreement or documents of similar substance; with respect to any limited partnership, its certificate of limited partnership and partnership agreement or documents of similar substance; and with respect to any other entity, documents of similar substance to any of the foregoing.

“Parties” has the meaning set forth in the Recitals.

“Permits” means all permits, licenses, franchises, registrations, variances, authorizations, Consents, orders, certificates and approvals obtained from or otherwise made available by any Governmental Entity or pursuant to any Law.

“Person” means an association, a corporation, an individual, a partnership, a limited liability company, an unlimited liability company, a trust or any other entity or organization, including a Governmental Entity.

“PRC” means the People’s Republic of China and for purposes of this Agreement only, does not include Hong Kong, Macau and Taiwan.

“Purchase Price” shall have the meaning set forth in Section 2.2.

“Purchaser” has the meaning set forth in the Recitals.

“Seller” has the meaning set forth in the Recitals.

“Tax” or “Taxes” means any tax, duty, charge, or other levy separately or jointly due or payable to, or levied or imposed by any Governmental Entity, including income, gross receipts, license, wages, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duty, capital, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, transaction, registration, value added, alternative/add-on minimum, estimated or other tax, duty, charge, or other levy of any kind whatsoever, including any interest, penalty, or addition thereto, and any interest with respect to such addition or penalty.

“Transaction” shall have the meaning set forth in Section 2.1.

“US Securities Laws” has the meaning set forth in Section 3.4.

ARTICLE II

SALE AND PURCHASE OF SHARES

Section 2.1 Sale and Purchase of Acquired Shares. Upon the terms and subject to the conditions set forth herein, Seller hereby agrees to sell and transfer to Purchaser, and Purchaser hereby agrees to purchase and accept from Seller, free and clear of any Encumbrances, all of Seller’s rights, title and interest in and to the Acquired Shares (the “Transaction”).

Section 2.2 Consideration. Subject to the terms and conditions of this Agreement, in respect of the Acquired Share, the Purchaser shall pay to the Seller an amount of cash equal to US$3,190,000 (the “Purchase Price”) as consideration.

Section 2.3 Closing. Subject to the satisfaction or waiver, of the conditions set forth in Article VI, the closing of the Transaction (the “Closing”) shall take place remotely via the exchange of documents and signatures or at a location agreed upon by the Parties on a date set by the parties (the “Closing Date”).

Section 2.4 Closing Deliveries at the Closing.

(a) At the Closing, Seller shall deliver, or cause to be delivered, to Purchaser the following documents or instruments:

(i) duly executed instrument of transfer in respect of the Acquired Shares in favor of Purchaser;

(ii) written evidence of a directive from the Chairman of ATA to a duly authorized representative of ATA instructing it to transfer the Acquired Shares from the Seller to the Purchaser and update ATA’s register of members accordingly;

(iii) share certificate(s) representing Seller’s ownership of the Acquired Shares;

(iv) a certificate duly executed by an executive officer of Seller certifying that the conditions set forth in Sections 6.1 and 6.2 have been satisfied; and

(v) a copy of the board resolutions of Seller approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

(b) At the Closing, Purchaser shall deliver to Seller the following documents or instruments:

(i) a copy of the board resolutions of Purchaser approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

(ii) a certificate duly executed by an executive officer of Purchaser certifying that the conditions set forth in Sections 6.1 and 6.3 have been satisfied; and

(iii) the Purchase Price to an account(s) designated by Seller in writing not less than two days prior to the Closing Date.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants as to itself to Purchaser that the following statements are true, correct and complete as of each of the date hereof and as of the Closing Date:

Section 3.1 Organization and Qualification. Seller is duly organized and validly existing under the Laws of the jurisdiction of its formation and has full corporate or other power and authority to own, hold, lease and operate its assets and properties and to conduct its business as presently conducted.

Section 3.2 Ownership of Shares. Seller is the record and beneficial owner of, and holds valid title to, the Acquired Shares, free and clear of any Encumbrances. Except for this Agreement, there are no agreements, arrangements, warrants, options, puts, calls, rights or other commitments or understandings of any character to which Seller is a party or by which any of its assets are bound and relating to the sale, purchase, redemption, conversion, exchange, registration, voting or transfer of the Acquired Shares. The register of members of ATA, immediately prior to the date hereof, accurately reflects Seller’s ownership and rights to the Acquired Shares.

Section 3.3 Authorization. Seller has all requisite corporate or other power and authority to enter into this Agreement and to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery Purchaser) this Agreement constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 3.4 No Conflict; No Violation. The execution and delivery by Seller of this Agreement does not, and the performance by Seller of its obligations under this Agreement or the consummation by Seller of the transactions contemplated by this Agreement will not, conflict with, or result in or constitute any violation or breach of or default under, or give rise to any right of termination, amendment, cancellation or acceleration or any obligation to pay or repay with respect to, or result in the loss of any benefit under, any provision of any agreement to which Seller is a party, or by which Seller is bound, or conflict with, or result in or constitute any violation of (i) any Law, including without limitation to the U.S. Securities Act of 1933, as amended, and the U.S. Securities Exchange Act of 1934, as amended (together, the “US Securities Laws”), applicable to any of Seller or the Transaction in general, (ii) the Organizational Documents of Seller, or (iii) to the Knowledge of Seller, provisions of ATA or its Affiliates’ Organizational Documents, or result in the creation or imposition of (or the obligation to create or impose) any Encumbrances on the Acquired Shares.

Section 3.5 Governmental Filings. All filings or registrations with, notifications to, or authorizations from, consents or approvals of, any Governmental Entity (collectively, “Governmental Filings”) that are required to be made in connection with the execution and delivery of this Agreement and the consummation of the Transaction contemplated by Seller have been made or will be timely and accurately made in accordance with applicable Law.

Section 3.6 Investment. By reason of its business or financial experience and its due diligence, Seller is capable of evaluating the risks and merits of disposing of the Acquired Shares and of protecting its own interests in connection with such disposition.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller that the following statements are true, correct and complete as of the date hereof and as of the Closing Date:

Section 4.1 Organization and Qualification. Purchaser is duly organized and validly existing under the laws of the jurisdiction of its formation and has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

Section 4.2 Authorization. The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby have been duly and validly authorized by the board of directors of Purchaser and no other corporate proceedings of Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 4.3 No Conflict. The execution and delivery of this Agreement by Purchaser does not, and the performance by Purchaser of its obligations under this Agreement or the consummation by Purchaser of the transactions contemplated hereby will not (i) violate any applicable Law to which Purchaser is subject, (ii) conflict with, result in a violation or breach of, or constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate or cancel any contract or agreement to which Purchaser is bound or (iii) violate the Organizational Documents of Purchaser other than, in the case of clauses (i) and (ii) above, any such violations, conflicts, breaches, defaults, accelerations or rights that would not materially impair or delay Purchaser’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby.

Section 4.4 Government Filings. No Governmental Filings are required in connection with the execution and delivery of this Agreement by Purchaser or the consummation by Purchaser of the transactions contemplated hereby, except such Governmental Filings, the failure of such other Governmental Filings to be made or obtained would not materially impair or delay Purchaser’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby.

Section 4.5 Acquisition for Investment. Purchaser is a sophisticated investor and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of Purchaser’s purchase of the Acquired Shares. Purchaser is acquiring the Acquired Shares for its own account, for investment only and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling such Acquired Shares. Purchaser acknowledges that the Acquired Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under applicable securities Laws, except pursuant to an exemption from registration available under such securities Laws.

ARTICLE V

COVENANTS

Section 5.1 Confidentiality. Each Party shall keep confidential, and shall cause its officers, directors, and employees to keep confidential, the terms and conditions of this Agreement (the “Confidential Information”); provided that any Party may disclose Confidential Information (i) to the extent required by applicable Law so long as, where such disclosure is to a Government Entity, such party shall use all reasonable efforts to obtain confidential treatment of the Confidential Information so disclosed, (ii) to the extent required by the rules of any stock exchange or securities regulatory authorities, (iii) to its officers, directors, employees and professional advisors as necessary to the performance of its obligations in connection herewith and in connection with documents referred to herein so long as such party advises each Person to whom the Confidential Information is so disclosed as to the confidential nature thereof, and (iv) to its investors and any Person otherwise providing debt or equity financing to such Party so long as the Party advises each Person to whom the Confidential Information is so disclosed as to the confidential nature thereof.

Section 5.2 Conduct Prior to the Closing. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement, except as (i) otherwise contemplated or provided herein, (ii) required by applicable Law or Governmental Entity or (iii) consented to in writing by Purchaser, Seller shall exercise the voting, governance and contractual powers available to it to cause Seller to retain possession of the Acquired Shares and prevent any Encumbrances thereon.

Section 5.3 Fees and Expenses. Each Party shall pay its own fees and expenses of, and incidental to, the preparation and execution of this Agreement.

Section 5.4 Notification. Each Party shall notify the other Parties in writing immediately upon becoming aware of any fact or condition that would cause any condition set forth in Article VII not to be satisfied.

Section 5.5 Further Assurance. Seller hereby agrees that it will execute and deliver, or cause its Affiliates to execute and deliver, such further instruments, and take, or cause its Affiliates to take, such other action, as may be reasonably necessary to carry out the purposes and intents of this Agreement.

ARTICLE VI

CONDITIONS OF THE CLOSING

Section 6.1 Conditions to Obligations of Seller and Purchaser. The respective obligations of Seller and Purchaser to consummate the transactions contemplated by this Agreement are subject to the fulfillment or waiver by each of the Parties on or prior to the Closing of each of the following conditions:

(a) There shall not be any Law in effect making illegal the consummation of the transactions contemplated hereby, and there shall not be any Governmental Order in effect prohibiting the consummation of the transactions contemplated hereby.

(b) All filings or registrations with, notifications to, or authorizations from, consents or approvals of any Governmental Entity that are required to be made following the execution and delivery of this Agreement have been made accurately in accordance with applicable Law, including, without limitation, the US Securities Laws.

Section 6.2 Additional Conditions to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment or waiver by Purchaser, on or prior to the Closing, as the case may be, of each of the following conditions:

(a) The representations and warranties of Seller set forth in Article III shall be true and correct in all respects on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date except where such representations and warranties have been expressly made as of an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date.

(b) Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Seller on or prior to the Closing Date.

(c) There has been no Material Adverse Effect since the date of this Agreement.

(d) Seller shall have delivered the documents and instruments set forth in Section 2 to Purchaser.

Section 6.3 Additional Conditions to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the fulfillment or waiver by Seller, on or prior to the Closing Date, of each of the following conditions:

(a) The representations and warranties of Purchaser set forth in Article IV shall be true and correct in all material respects on and as of the Closing Date, except where such representations and warranties have been expressly made as of an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date.

(b) Purchaser shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date.

(c) Purchaser shall have delivered the documents and instruments set forth in Section 2 to the Seller.

ARTICLE VII

TERMINATION

Section 7.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing Date as follows:

(a) by mutual written consent of the Parties;

(b) by either Seller or Purchaser if the Closing shall not have occurred on or before the Long Stop Date or is not capable of being completed by such date; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to such Party if the failure of such Party to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date; or

(c) by either Seller or Purchaser if there shall be a Law in effect making illegal the consummation of the transactions contemplated hereby, or there shall be a final and non-appealable Governmental Order in effect prohibiting the consummation of the transactions contemplated hereby.

Section 7.2 Effect of Termination. In the event of termination of this Agreement by a Party pursuant to Section 7.1, written notice thereof shall forthwith be given by the terminating Party to the other Party, and this Agreement shall thereupon terminate and become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the Parties and there shall be no liability on the part of Seller or Purchaser; provided that no such termination shall (i) relieve either Party from liability for fraud or any willful misconduct or intentional breach of any provision of this Agreement prior to such termination, or (ii) relieve any Party of their obligations under Section 5.1 (Confidentiality), Section 5.3 (Fees and Expenses), this Article VII (Termination), Article VIII (Indemnification) or Article IX (Miscellaneous).

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Indemnity.

(a) Indemnity. Each Party agrees to indemnify and hold harmless the other Party and its respective directors, officers, employees, Affiliates, and permitted assigns (each, an “Indemnitee”), from and against any and all Losses suffered or incurred by such Indemnitee, directly or indirectly, as a result of, or based upon or arising from an inaccuracy in, or breach, or nonperformance of any of the representations, warranties, covenants or agreements made by such Party in this Agreement.

(b) Procedure. Each Party seeking indemnification with respect to any Loss (an “Indemnified Party”) shall give written notice to the other Party required to provide indemnity hereunder (the “Indemnifying Party”) setting out in reasonable detail the indemnification sought. If any claim, demand or liability is asserted by any third party against any Indemnified Party, the Indemnifying Party shall not agree to any compromise or settlement to which the Indemnified Party has not consented in writing (which consent shall not be unreasonably withheld).

Section 8.2 Special Indemnity. Seller agrees to indemnify and hold harmless Purchaser and its respective directors, officers, employees, Affiliates, and permitted assigns from and against any and all Losses suffered or incurred by such Person, directly or indirectly, as a result of, or based upon or arising from any non-compliance by any Person that holds, directly or indirectly, any securities of Seller with the applicable rules and regulations promulgated by the State Administration of Foreign Exchange of the PRC (including without limitation the Notice on Relevant Issues Concerning Foreign Exchange Administration for Domestic Residents to Engage in Overseas Financing and Round Trip Investment via Overseas Special Purpose Companies issued on October 21, 2005), without regard to Purchaser’s Knowledge, if any, of such non-compliance on the date hereof or the Closing Date.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Assignment; Binding Effect. This Agreement and the rights hereunder are not assignable by any Party unless such assignment is consented to in writing by the other Party and, subject to the preceding clause, this Agreement and all the provisions hereof shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 9.2 Choice of Law. This Agreement and any and all claims arising out of or in connection with this Agreement shall in all respects be governed by and construed in accordance with the Laws of Hong Kong.

Section 9.3 Dispute Resolution. Any dispute, controversy or claim arising out of or relating to this Agreement, including the validity, invalidity, breach or termination thereof (the “Dispute”), shall be settled by arbitration in Hong Kong under the Hong Kong International Arbitration Centre Administered Arbitration Rules in force when the Notice of Arbitration is submitted in accordance with these Rules. There shall be one arbitrator. The arbitration proceedings shall be conducted in English. Any party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the tribunal. Judgment upon any award made by the tribunal shall be final and conclusive and may be entered in any court having jurisdiction thereof.

Section 9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered by hand, sent by facsimile or other electronic transmission with confirmation of receipt, sent via a reputable courier service with confirmation of receipt requested, to the Parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Purchaser, to:

Phone:

Fax:

Email Address:

If to Seller, to:

Phone:

Fax:

Email Address:

Section 9.5 Interpretation. This Agreement was prepared jointly by the Parties and no rule that it be construed against the drafter will have any application in its construction or interpretation.

Section 9.6 Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the Parties with respect to such subject matter.

Section 9.7 Waiver and Amendment. This Agreement may be amended, modified or supplemented only by a written mutual agreement executed and delivered by Seller and Purchaser. Except as otherwise provided in this Agreement, any failure of any Party to comply with any obligation, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 9.9 Specific Performance. The Parties agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

Section 9.10 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

Section 9.11 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument binding upon all of the Parties notwithstanding the fact that all of the Parties are not signatory to the original or the same counterpart. For purposes of this Agreement, facsimile signatures shall be deemed originals.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year first above written.

Xing Wei Institute Inc.

Signature

Name

[Signature to Share Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year first above written.

New Beauty Holdings Limited

Signature

Name

[Signature to Share Purchase Agreement]